Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-231933) on Form S-8 of Medley Management Inc. of our report dated March 27, 2020, relating to the consolidated financial statements of Medley Management Inc., appearing in this Annual Report on Form 10-K of Medley Management Inc. for the year ended December 31, 2019.

/s/ RSM US LLP

New York, New York
March 27, 2020